SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                            (Amendment No.1 )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
    240.14a-12
[ ] Confidential for Use of the Commission Only (as permitted by
    Rule 14a-6[e][2])

                       BERKSHIRE HATHAWAY INC.
          (Name of Registrant as Specified In Its Charter)


   --------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement If Other Than The Registrant)

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     Item 22(a)(2) of Schedule 14A.
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     Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4)and 0-11.

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       the filing fee is calculated and state how it was determined.)
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

                         BERKSHIRE HATHAWAY INC.
                          1440 Kiewit Plaza
                          Omaha, Nebraska 68131

                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             May 6, 1996

TO THE SHAREHOLDERS:

   Notice is hereby given that the Annual Meeting of the Shareholders of Berkshire Hathaway Inc. will be held at the Holiday Convention
Centre, 3321 South 72nd Street, Omaha, Nebraska, on May 6, 1996 at 9:30 a.m. for the following purposes:

   1. To elect directors.

   2. To consider and act upon a proposed amendment to the Corporation's Restated Certificate of Incorporation that would:
      (A) create a new class of Class B Common Stock in which each share has economic rights equivalent to one-thirtieth (1/30) of a share of the current common stock, but has one-two-hundredth (1/200) of the vote of a share of the current common stock; (B) redesignate the Corporation's current common stock as Class A Common Stock and change each share of existing common stock into a share of Class A Common Stock; and (C) make each share of Class A Common Stock convertible into thirty (30) shares of Class B Common Stock at the option of the holder at any time.

   3. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.


   The Board of Directors has fixed the close of business on March 8, 1996 as the record date for determining the shareholders having the right to vote at the meeting or any adjournment thereof. A list of such shareholders will be available for examination by a shareholder for any purpose germane to the meeting during ordinary business hours at the offices of the Corporation at 1440 Kiewit Plaza, Omaha, Nebraska during the ten days prior to the meeting.

   You are requested to date, sign and return the enclosed proxy which is solicited by the Board of Directors of the Corporation and will be voted as indicated in the accompanying proxy statement and proxy. A return envelope is provided which requires no postage if mailed in the United States. If mailed elsewhere, foreign postage must be affixed.

                             By order of the Board of Directors


                             FORREST N. KRUTTER, Secretary


Omaha, Nebraska
March    , 1996

         A shareholder may request admission tickets to the meeting for himself or herself and family members by completing and promptly returning to the Company the ticket information envelope accompanying this notice. Otherwise, admission tickets may be obtained at the meeting by persons identifying themselves as shareholders as of the record date. For a record owner, possession of a proxy card would be adequate identification. For a beneficial-but-not-of-record owner, a copy of a broker's statement showing shares held for his or her benefit on March 8, 1996 would be adequate identification.

                           BERKSHIRE HATHAWAY INC.
                            1440 Kiewit Plaza
                           Omaha, Nebraska 68131


                              PROXY STATEMENT


                     FOR ANNUAL MEETING OF SHAREHOLDERS

                                May 6, 1996

   This statement is furnished in connection with the solicitation by the Board of Directors of Berkshire Hathaway Inc. (hereinafter
"Berkshire" or the "Corporation") of proxies in the accompanying form for the Annual Meeting of the Shareholders to be held on Monday, May 6, 1996 and at any adjournment thereof.

   This proxy statement and the enclosed form of proxy were first sent
to shareholders on or about March    , 1996.

   If the form of proxy enclosed herewith is executed and returned as requested, it may nevertheless be revoked at any time prior to exercise by filing an instrument revoking it or a duly executed proxy bearing a later date.

   Solicitation of proxies will be made solely by mail at the Corporation's expense. The Corporation will reimburse brokerage firms, banks, trustees and others for their actual out-of-pocket expenses in forwarding proxy material to the beneficial owners of its common stock.

   Issued common stock of the Corporation consists of 1,381,308 shares, par value $5 per share, of which 187,796 shares are presently held by Berkshire as Treasury shares. The remaining 1,193,512 outstanding shares are those eligible to be voted at this meeting. Holders of record thereof as of the close of business on March 8, 1996 will be entitled to one vote per share.

   The presence at the meeting, in person or by proxy, of shareholders holding in the aggregate a majority of the outstanding shares of the Company's common stock entitled to vote shall constitute a quorum for the transaction of business. A plurality of the votes properly cast for the election of directors by the shareholders attending the meeting, in person or by proxy, will elect directors to office. A majority of votes properly cast upon any question, including the proposed amendment to the Restated Certificate of Incorporation, other than election of directors shall decide the question. Abstentions and broker non-votes will count for purposes of establishing a quorum, but will not count as votes cast for the election of directors or any other question and accordingly will have no effect.

   Shareholders who send in proxies but attend the meeting in person may vote directly if they prefer and withdraw their proxies or may allow their proxies to be voted with the similar proxies sent in by other shareholders.

1. ELECTION OF DIRECTORS

   At the 1996 Annual Meeting of Shareholders, a Board of Directors consisting of six members will be elected, each director to hold office until a successor is elected and qualified, or until the director resigns, is removed or becomes disqualified.

   Each of the current directors of the Corporation is a nominee for reelection. Certain information with respect to nominees for election as directors is contained in the following table:

WARREN E. BUFFETT, age 65, has been a director of the Corporation since 1965 and has been its Chairman and Chief Executive Officer since 1970. Mr. Buffett is a controlling person of the Corporation. He is also a director of The Coca-Cola Company, The Gillette Company and Salomon Inc.

HOWARD G. BUFFETT, age 41, has been a director of the Corporation since 1993.
   Mr. Buffett is President of International Operations of The GSI Group, a company primarily engaged in the manufacture of agricultural equipment. From 1992 until July 5, 1995, Mr. Buffett had been Vice President, Assistant to the Chairman and a Director of Archer Daniels Midland Company, a company engaged principally in the business of processing and merchandising agricultural commodities. From 1988 until 1992, Mr.
   Buffett was a member of the Douglas County, Nebraska Board of Commissioners. He is also a director of Coca-Cola Enterprises Inc.
   and Lindsay Manufacturing Co.

SUSAN T. BUFFETT, age 63, has been a director of the Corporation since 1991.
   Mrs. Buffett has not been employed in the past five years.

MALCOLM G. CHACE, III, age 61, has been a director of the Corporation since
   1992. For more than the past five years, he has been a private investor.

CHARLES T. MUNGER, age 72, has been a director and Vice Chairman of the Corporation's Board of Directors since 1978. He is Chairman of the Board of Directors of Wesco Financial Corporation, approximately 80%-owned by the Corporation. Mr. Munger is also Chairman of the Board of Directors of Daily Journal Corporation and a director of Salomon Inc.

WALTER SCOTT, JR., age 64, has been a director of the Corporation since 1988.
   For more than the past five years, he has been Chairman of the Board of Directors and Chief Executive Officer of Peter Kiewit Sons', Inc., a company engaged worldwide in construction, mining and telecommunications. He is also a director of Burlington Resources Inc., California Energy Company, Inc., C-TEC Corporation, ConAgra, Inc., MFS Communications Company, Inc., and Valmont Industries Inc.

   Warren E. Buffett and Susan T. Buffett are husband and wife. Howard G. Buffett is the son of Warren and Susan Buffett. Otherwise, there is no family relationship between any other officer or director of the Corporation.

   When the accompanying proxy is properly executed and returned, the shares it represents will be voted in accordance with the directions indicated thereon or, if no direction is indicated, the shares will be voted in favor of the election of the six nominees identified above. The Corporation expects each nominee to be able to serve if elected, but if any notifies the Corporation before this meeting that he or she is unable to do so, then the proxies will be voted for the remainder of those nominated and, as designated by the Directors, may be voted (i) for a substitute nominee or nominees, or (ii) to elect such lesser number to constitute the whole Board as equals the number of nominees who are able to serve.

       Board of Directors Meetings, Committees and Directors Compensation

   Board of Directors' actions were taken in 1995 at the Annual Meeting of Directors that followed the 1995 Annual Meeting of Shareholders, at two special Directors' meetings, and upon two occasions by Directors' unanimous written consent. Each director attended all meetings of the Board and of the Committees of the Board on which they served.

   Mr. Scott is the member of the audit committee. The functions of the audit committee are to ratify the selection of the independent auditors; review the results of the annual audit; inquire into important internal control, accounting and financial reporting matters; and report and make recommendations to the full Board of Directors. The audit committee met twice during 1995. The Corporation does not have standing nominating or compensation committees of the Board of Directors.

   Directors who are employees of the Corporation or its subsidiaries do not receive fees for attendance at directors' meetings.
Directors who are not employees receive a fee of $900 for each meeting attended in person and $300 for participating in any meeting conducted by telephone. A director who serves as a member of the audit committee receives additional fees of $1,000 quarterly. Directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of directors or shareholders.


                       Executive Compensation

The following table discloses the compensation received for the three years ended December 31, 1995 by the Corporation's Chief
Executive Officer and its other executive officers at December 31,1995.

                      SUMMARY COMPENSATION TABLE
                                                              All
Name and                           Annual Compensation       Other
  Principal Position          Year   Salary    Bonus      Compensation
--------------------          ----  --------  -------     -------------
Warren E. Buffett             1995  $100,000     --        $224,100(2)
  Chief Executive Officer/    1994   100,000     --         212,600(2)
   Chairman of the Board      1993   100,000     --         205,200(2)

Marc D. Hamburg               1995   227,500     --           7,500(3)
  Vice President/Chief        1994   205,000     --           7,500(3)
   Financial Officer          1993   170,000     --           8,500(3)

Charles T. Munger (1)         1995   100,000     --          93,200(2)
  Vice Chairman of the Board  1994   100,000     --          76,200(2)
                              1993   100,000     --          66,400(2)

______________________
(1) Mr. Munger is compensated by a Berkshire subsidiary.

(2) Represents the value of directors' fees received by Mr. Buffett and Mr. Munger in cash or deferred phantom equity interests from certain non-subsidiary companies in which Berkshire has significant investments.

(3) Represents contribution to a subsidiary's defined contribution plan in which Mr. Hamburg participates.

         Board of Directors Report on Executive Compensation

   Berkshire's program regarding compensation of its executive officers is different from most public corporations' programs. Mr. Warren E. Buffett recommends to the Board of Directors the amount of his proposed remuneration and he sets the remuneration of Berkshire's other executive officers (including both salary and bonus). Mr. Buffett has been paid an annual salary of $100,000 for each of the last 15 years. Factors considered by the Board of Directors and Mr. Buffett are typically subjective, such as their perception of the individual's performance and any planned change in functional responsibility. Neither the profitability of the Corporation nor the market value of its stock are considered in setting executive officer remuneration (including both salary and bonus). Further, it is the Corporation's policy that all compensation paid to its executive officers be deductible under Internal Revenue Code Section 162(m).


                Submitted by the Berkshire Hathaway Inc. Board of Directors
                   Warren E. Buffett, Chairman        Malcolm G. Chace, III
                   Susan T. Buffett                   Charles T. Munger
                   Howard G. Buffett                  Walter Scott, Jr.


                         Stock Performance Graph

   The following chart compares the subsequent value of $100 invested in Berkshire Hathaway Inc. common stock on December 31, 1990 with a similar investment in the Standard and Poor's 500 Stock Index and in the Standard and Poor's Property - Casualty Insurance Index.


                Comparison of Five Year Cumulative Return*
                -------------------------------------------
                              1990  1991  1992  1993  1994  1995
                              ----  ----  ----  ----  ----  ----

Berkshire Hathaway Inc.       $100  $136  $176  $245  $306  $485
S&P 500 Index                  100   130   140   155   157   215
S&P 500 Property-Casualty
     Insurance Index **        100   125   147   144   151   205

 * Cumulative return for the Standard and Poor's indices based on reinvestment of dividends.

** It would be difficult to develop a peer group of companies similar to Berkshire. The Corporation owns subsidiaries engaged in a number of diverse business activities of which the most important is the property and casualty insurance business and, accordingly, management has used the Standard and Poor's Property-Casualty Insurance Index for comparative purposes.

                             Board of Directors
                    Interlocks and Insider Participation

   Warren E. Buffett, Chairman of Berkshire's Board of Directors, is an employee of the Corporation. Charles T. Munger, Vice Chairman of Berkshire's Board of Directors, is employed by a Berkshire subsidiary.

      Security Ownership of Certain Beneficial Owners and Management

   Warren E. Buffett, whose address is 1440 Kiewit Plaza, Omaha, NE 68131, a nominee for director, is the only person known to the Corporation to be the beneficial owner of more than 5% of the Corporation's common stock. Beneficial ownership of the Corporation's common stock on March 1, 1996 by Mr. Buffett and by any other executive officers and directors of the Corporation who own shares is shown in the following table:

                                                            Percent of
                         Amount and Nature of               Outstanding
    Name                 Beneficial Ownership                 Shares
----------------         --------------------------------   ------------
Warren E. Buffett........479,202 shares -- sole investment
                         and voting power (1).............      40.2
                         Mr. Buffett has shared investment and
                         voting power with respect to 36,985
                         shares owned by Susan T. Buffett

Susan T. Buffett.........36,985 shares with respect to which investment and voting power is shared
                         with Warren E. Buffett...........       3.1

Howard G. Buffett........14 shares -- sole investment
                         and voting power.................         *

Malcolm G. Chace, III....4,129 shares -- sole investment and
                         voting power.....................       0.3
                         9,306 shares -- shared investment
                         and voting power(2)..............       0.8

Marc D. Hamburg..........0 shares.........................         *

Charles T. Munger........18,829 shares -- sole investment and
                         voting power......................      1.6

Walter Scott, Jr.........100 shares -- sole investment
                         and voting power (3).............         *
Directors and executive
   officers as a group...548,565 shares...................      46.0

(1) Includes 474,998 shares (39.8%) owned directly and beneficially by Mr. Buffett, and 4,204 shares (0.4%) owned by a trust of which Mr. Buffett is sole trustee but with respect to which Mr. Buffett disclaims any beneficial economic interest.

(2) Excluded are 1,552 shares in which Mr. Malcolm G. Chace, III has a pecuniary interest but with respect to which he possesses neither investment power nor voting power, and also does not include 54 shares owned by Elizabeth Z. Chace, wife of Malcolm G. Chace, III.

(3) Does not include 10 shares owned by Suzanne M. Scott, wife of Walter Scott, Jr.

 *  less than 0.1%.


              Requirements for Reporting Securities Ownership

   Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

   Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that during 1995 all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with.

2. PROPOSED AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO AUTHORIZE CLASS B COMMON STOCK, TO REDESIGNATE THE CORPORATION'S EXISTING COMMON STOCK AS CLASS A COMMON STOCK, AND TO MAKE CLASS A COMMON STOCK CONVERTIBLE INTO CLASS B COMMON STOCK AT A RATIO OF 30 SHARES OF CLASS B COMMON STOCK FOR EACH SHARE OF CLASS A COMMON STOCK.

   The Board of Directors has approved and recommends to the shareholders the adoption of an amendment to Article Fourth of the Corporation's Restated Certificate of Incorporation (the "Amendment"). The amended Article Fourth would (a) increase the number of shares of all classes of stock that the Corporation is authorized to issue from 2,500,000 shares to 52,500,000, (b) redesignate the existing common stock as Class A Common Stock,
(c) authorize the issuance of 50,000,000 shares of a new Class B Common Stock, and (d) make each share of the Class A Common Stock convertible into thirty (30) shares of Class B Common Stock. The text of Article Fourth, as proposed to be amended, is attached as Exhibit A. The summary of the amended Article Fourth contained herein should be read in conjunction with, and is qualified in its entirety by reference to, the full text of the proposed Article Fourth set forth as Exhibit A.

                 Background and Reasons for the Proposal

   In recent months, parties unrelated to Berkshire have indicated an intent to market investment vehicles called unit investment trusts to investors of as little as $1,000. These investment trusts would purchase Berkshire shares and offer an indirect investment in Berkshire. However, units of the trusts would have none of the attributes of Berkshire shares such as the power to vote, the right to periodic reports from the Corporation, and the right to attend meetings of Shareholders.

   The Board of Directors and management of Berkshire believe that these investment vehicles, and such other similar vehicles as would probably have been proposed if these were successfully marketed, are not in the best interest of Berkshire or of Berkshire's shareholders. The Board also believes that the offering materials for the unit investment trusts that have been filed to date are, and that any such materials for such vehicles that would be filed in the future would likely be, misleading to investors, with some prospect for harm to Berkshire or its reputation as a result.

   The likelihood that the promoters of these trusts will aggressively market them, cause small investors to incur large sales commissions, management fees and taxes that will do them damage, and in the long run adversely affect Berkshire, has led the Board to recommend the proposed Amendment. Given the prospect of these unit trusts, Berkshire believes that the correct reaction is to provide a direct, low-cost means of investment in Berkshire so superior to the investments offered by these promoters that it will render their products unmarketable. The proposed amendment is intended to do so.

   In considering the Amendment, shareholders should realize that the recapitalization plan will impose certain new costs on Berkshire, including increased cost associated with a potentially larger number of shareholders than in the past. Berkshire believes that these costs are warranted, particularly considering the desire of some present shareholders for a lower price stock in order to facilitate gifts.

                          Summary of the Amendment

   Dividends and Distributions. Each share of Class B Common Stock will have the right to receive one-thirtieth (1/30) of the amount of any dividend or other distribution (including liquidating distributions) per share declared on shares of the Class A Common Stock, other than dividends or distributions payable in stock of the Corporation, which shall be payable to holders of Class A shares in Class A shares and to holders of Class B shares in Class B shares. Shareholders should note that Berkshire has not paid a cash dividend on its common stock since 1967, and has no present intention to do so in the future.

   Voting. Each share of Class B Common Stock will be entitled to one-two-hundredth (1/200) of one vote per share on all matters submitted to a vote of shareholders of the Corporation. The Class B Common Stock and the Class A Common Stock will vote together as one class on all matters except as otherwise required by applicable law.
                                 6

   To the extent holders of shares of Class A Common Stock convert to Class B Common Stock, their relative voting power will be reduced, and the relative voting power of the remaining holders of Class A Common Stock, including Warren E. Buffett, will be increased. Mr. Buffett owns 39.8% of Berkshire's common stock, his wife Susan T. Buffett owns 3.1% of such stock, and a trust of which Mr. Buffett is trustee but in which he has no economic interest owns 0.4% of such stock. Conversion of Class A shares would thus increase the already significant voting power of Mr. and Ms. Buffett and the trust, and limit the ability of other shareholders to influence corporate action.

   Mr. and Ms. Buffett have entered a voting agreement with Berkshire providing that, should the voting power of shares held by Mr. and Ms. Buffett and the trust exceed 49.9% of Berkshire's total voting power, they will vote their shares in excess of that percentage proportionately with the votes of the other Berkshire shareholders.


   Conversion. Commencing on the fourth trading day after the initial sale of Class B shares to the public as described below, each share of Class A Common Stock will be convertible at any time at the election of the holder thereof into thirty (30) fully paid and nonassessable shares of Class B Common Stock. Shareholders should note that the Class B Common Stock is not convertible into Class A Common Stock; that is, once a Class
A share is converted into 30 Class B shares, the conversion is permanent. Berkshire's management believes that the convertibility feature is important in order to maintain an appropriate relationship between the market prices of the two classes of common stock. Thus, if speculative interest in the Class B shares should cause increases in price not warranted by intrinsic value, arbitrage potential involving conversion of Class A shares should dampen such activity.



   Any holder of Class A Common Stock may effect a conversion by surrendering the certificate or certificates representing the Class A shares to be converted, duly endorsed, to the transfer agent for Berkshire, Bank of Boston, c/o Boston EquiServe, P.O. Box 644, Boston, MA 02102-0644, together with a written notice that the holder elects to convert all or a specified whole number of shares of Class A Common Stock to Class B Common Stock. Conversions shall be deemed to occur at the close of business on the date
Berkshire's transfer agent receives such certificate or certificates and notice. Shareholders will bear any transfer tax upon conversion.


   Conversion will be possible only if and after the shareholders approve the Amendment, it becomes effective, and three full trading days elapse after the initial sale of Class B shares to the public. Delaying the convertibility of Class A shares for this limited period is intended to facilitate an orderly offering and distribution of the Class B shares being publicly sold. Shareholders should not deliver any notice of conversion prior to that time.



   As part of the Amendment, Berkshire agrees to reserve and keep available sufficient shares of Class B Common Stock, in addition to any shares of Class B Common Stock then outstanding, to allow conversion of shares of Class A Common Stock into Class B Common Stock. The proposed Amendment, therefore, authorizes the issuance of 50,000,000 shares of Class B Common Stock, allowing for conversion of all authorized shares of Class A Common Stock, with the potential for issuance of shares of Class B Common Stock in public offerings, for acquisitions, or otherwise.

   The Board of Directors recommends that holders of Class A Common Stock not convert to Class B shares, other than for the limited purpose of gifts of amounts of stock valued at $10,000 or less - the size of gift that the current tax laws permit to be made tax-free. Warren E. Buffett, Berkshire's Chairman and the holder of approximately 40% of its common stock, has indicated that he expects to hold only Class A shares (other than an occasional conversion of a share in order to make small gifts).

   Effectiveness. Upon the filing of the Amendment with the Delaware Secretary of State, each outstanding share of common stock and each share of common stock held by Berkshire as treasury shares, will be reclassified as and changed into one share of Class A Common Stock. Shareholders do not need to, and are requested not to, submit their certificates representing common stock for reissuance as Class A Common Stock. Outstanding certificates representing shares of common stock will be deemed to represent Class A Common Stock following the effective date of the Amendment, assuming shareholder approval. Certificates of Class A Common Stock will be issued in the normal course as transfers occur.
                                 7

   Berkshire intends to file the Amendment in coordination with a public offering of Class B shares described below. The public offering is expected to occur reasonably soon after the Annual Meeting, but its exact timing will be determined only at the time of or after the Annual Meeting. There may be some delay between the Annual Meeting and the filing and effectiveness of the Amendment, assuming that it is approved. Berkshire will notify shareholders at the Annual Meeting or by a subsequent communication of the exact time when the Amendment becomes effective and the present common stock becomes the convertible Class A Common Stock.

   Shareholder Designated Contribution Plan. This Plan is not part of the rights of holders of Berkshire common stock, but rather is considered by the Board of Directors each year. The Board expects, however, that participation in the Plan will be limited to eligible Class A shares (shares held in street name are not eligible to participate in the program), and that no holders of the Class B Common Stock will be entitled to participate. This is primarily because the cost of administration makes very small designations impractical. Some limitation may be placed on the amounts that holders of Class A shares will be allowed to designate, so that the discrepancy between the classes is not unduly large.

   Preferred Stock. As a result of the creation of the Class B Common Stock and the redesignation of the common stock as Class
A Common Stock, certain non-substantive conforming language changes are necessary with respect to the Preferred Stock portion of Article Fourth, and will be made as part of the Amendment.

                    Trading in Class B Common Stock

   For the purpose of creating an initial supply of Class B shares, Berkshire intends to make a public offering of at least $100 million of new Class B shares. This offering will be made only by means of a prospectus at the time of the offering, which is expected to occur reasonably soon following the Annual Meeting, assuming approval of the proposed Amendment. Because each Class B share is the economic equivalent of 1/30th of a Class A share, an offering of $100 million of Class B shares will have the effect of increasing Berkshire's capital stock outstanding by less than 3/10ths of 1%.

   Berkshire could, of course, issue more than $100 million of Class B shares, and will do so if believed necessary to forestall any speculative excesses in the market for its stock.
Berkshire's management does not believe that Berkshire's stock is presently undervalued. As a result, the issuance of new Class B shares will not result in any diminution of per-share intrinsic value of the existing common stock regardless of how many Class
B shares are sold.

   Berkshire intends to file an appropriate application with the New York Stock Exchange to list shares of the Class B Common Stock for trading as soon as possible following effectiveness of the Amendment. Conversations with officials of the Exchange have occurred that make Berkshire's management confident that such listing will occur. Berkshire cannot be assured, however, that such listing will occur immediately or at all. The existing common stock, redesignated as Class A Common Stock, is expected to continue to be listed on the New York Stock Exchange.

   THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION.

3. OTHER MATTERS

   As of the date of this statement your management knows of no business to be presented to the meeting that is not referred to in the accompanying notice, other than the approval of the minutes of the last shareholders' meeting, which action will not be construed as approval or disapproval of any of the matters referred to in such minutes. As to other business that may properly come before the meeting, it is intended that proxies properly executed and returned will be voted in respect thereof at the discretion of the person voting the proxies in accordance with the best judgment of the person voting the proxies.


   Deloitte & Touche served as the Corporation's independent public accountants for 1995. Representatives from that firm will be present at the meeting of shareholders, will be given the opportunity to make a statement if they so desire, and will be available to respond to any appropriate questions. The
Corporation has not selected auditors for the current year, since its normal practice is for the Audit Committee of the Board of Directors to make such selection later in the year.



                            Annual Report

   The Annual Report to the Shareholders for 1995 accompanies this proxy statement, but is not deemed a part of the proxy soliciting material.

   A copy of the 1995 Form 10-K report as required to be filed with the Securities and Exchange Commission, excluding exhibits, will be mailed to shareholders without charge upon written request to:
Forrest N. Krutter, Secretary, Berkshire Hathaway Inc., 1440
Kiewit Plaza, Omaha, Nebraska 68131. Such request must set forth a good-faith representation that the requesting party was either a holder of record or a beneficial owner of common stock of the Corporation on March 8, 1996. Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees.

                         Proposals of Shareholders

Any shareholder proposal intended to be considered for inclusion in the proxy statement for presentation at the 1997 Annual
Meeting must be received by the Corporation by November    ,
1996. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. It is suggested the proposal be submitted by certified mail - return receipt requested.

                             By order of the Board of Directors


                             FORREST N. KRUTTER, Secretary
Omaha, Nebraska
March    , 1996
                                 9

                                                                  EXHIBIT A

                         ARTICLE FOURTH OF THE CERTIFICATE
                         OF INCORPORATION AS PROPOSED TO BE
                                 REVISED BY AMENDMENT


   FOURTH: The total number of shares of all classes of stock that the Corporation is authorized to issue is 52,500,000, of which 1,500,000 shares shall be Class A Common Stock, 50,000,000 shares shall be Class B Common Stock, and 1,000,000 shares shall be Preferred Stock. Shares of Preferred Stock shall have no par value. Each share of Class A Common Stock shall have a par value of $5.00. Each share of Class B Common Stock shall have a par value of $0.1667. The Class A Common Stock and the Class B
Common Stock shall sometimes hereinafter be referred to collectively as the "Common Stock."

      1. Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law and the limitation on authorized Preferred Stock stated above in this Article FOURTH, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in any series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

      The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

         (a) The number of shares constituting that series and the distinctive designation of that series;

         (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates and the relative rights of priority, if any, of payment of dividends on shares of that series;

         (c) Whether that series shall have voting rights, in addition to the class voting rights provided by law, and, if so, the terms of such voting rights;

         (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

         (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

         (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

         (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

         (h) Any other absolute or relative rights, preferences or limitations of that series.

       Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on shares of Common Stock with respect to the same dividend period.

   The Preferred Stock shall be preferred over the Common Stock as to assets, and in the event of any liquidation or dissolution or winding up of the Corporation (whether voluntary or involuntary), the holders of the Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, the amount specified for each particular series, together with any dividends accrued or in arrears, for every share of their holdings of Preferred Stock before any distribution of the assets shall be made to the holders of Common Stock, and shall be entitled to no other or further distribution. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any, as provided by the Board of Directors) payable with respect thereto.

   Neither the consolidation nor merger of the Corporation with or into any other corporation, nor any sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article FOURTH.

   2. Class A Common Stock and Class B Common Stock. The powers, preferences, and rights of the Class A Common Stock and Class B
Common Stock, and the qualifications, limitations and restrictions thereof, are fixed as follows:

          A. Issuance; Payment and Assessability.  The shares of Class
       A Common Stock and Class B Common Stock may be issued by the Corporation from time to time for such consideration, having a value not less than par value, as may be fixed from time to time by the Board of Directors of the Corporation. Any and all shares of Class A Common Stock and Class B Common Stock so issued for which the consideration so fixed has been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of said shares shall not be liable for any further payments in respect of such shares.

          B. Dividends; Distributions; Stock Splits. Holders of Class A Common Stock shall be entitled to such dividends or other distributions (including liquidating distributions) per share, whether in cash, in kind, in stock (including a stock split) or by any other means, when and as may be declared by the Board of Directors of the Corporation out of assets or funds of the Corporation legally available therefor. Holders of Class B Common Stock shall be entitled to dividends or other distributions (including liquidating distributions) per share, whether in cash, in kind, in stock (including a stock split), or by any other means, equal to one-thirtieth (1/30th) of the amount per share declared by the Board of Directors of the Corporation for each share of Class A Common Stock, and such dividends or distributions with respect to the Class B Common Stock shall be paid in the same form and at the same time as dividends or distributions with respect to the Class A Common Stock; provided, however, that, in the event of a stock split or stock dividend, holders of Class A Common Stock shall receive shares of Class A Common Stock and holders of Class B Common Stock shall receive shares of Class B Common Stock, unless otherwise specifically designated by resolution of the Board of Directors.

          C. Voting. Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock standing in his name on the books of the Corporation. Each holder of Class B Common Stock shall be entitled to one-two-hundredth (1/200th) of one vote for each share of Class B Common Stock standing in his name on the books of the Corporation. Unless otherwise required by the Delaware General Corporation Law, the Class A Common Stock and the Class B Common Stock shall vote as a single class with respect to all matters submitted to a vote of shareholders of the Corporation.

          D. Conversion. Commencing on the fourth (4th) trading day after the day on which Class B shares are first sold to the public pursuant to an effective registration statement filed with the Securities and Exchange Commission, each share of Class A Common Stock may, at the option of the holder of record thereof and without payment of any consideration, be converted into thirty (30) fully paid and nonassessable shares of Class B Common Stock. Any such conversion may be effected by any holder of Class A Common Stock surrendering such holder's certificate or certificates for the Class A Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Class A Common Stock, together with a written notice to the Corporation that such holder elects to convert all or a specified whole number of shares of Class A Common Stock and stating the name or names in which such holder desires the certificate or certificates for the Class B Common Stock to be issued. If so required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder. Promptly thereafter, the Corporation shall issue and deliver or cause to be issued and delivered to such holder or such holder's nominee or nominees, a certificate or certificates for the number of shares of Class B Common Stock to which such holder shall be entitled as herein provided. Such conversion shall be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of such certificate or certificates for Class A Common Stock and such notice, and the person or persons entitled to receive the Class B Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such Class B Common Stock on that date.




          The issuance of certificates for shares of Class B Common
       Stock issuable upon the conversion of shares of Class A Common
       Stock shall be made without charge to the converting holder; provided, however, that if any certificate is to be issued in a name other than that of the record holder of the shares being converted, the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issuance thereof shall have paid to the Corporation the amount of any tax that may be payable with respect to any transfer involved in the issuance and delivery of such certificate or has established to the satisfaction of the Corporation that such tax has been paid.



          The Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding shares of Class A Common Stock, a number of shares of Class B Common Stock equal to thirty (30) times the number of shares of Class A Common Stock then outstanding, in addition to the number of shares of Class B Common Stock then outstanding; provided, however, that nothing herein shall be construed to preclude the Corporation from satisfying its obligation to issue shares of Class B Common Stock upon conversion of Class A Common Stock by delivery of purchased or redeemed shares of Class B Common Stock which are held in the treasury of the Corporation.

       At the effective time of the amendment to the Restated Certificate of Incorporation of the Corporation first authorizing the issuance by the Corporation of shares of Class A Common Stock and Class B Common Stock, each share of common stock of the Corporation, par value $5.00 per share, issued and outstanding or held in the treasury of the Corporation immediately prior to such effective time, shall be reclassified as and changed into one share of Class A Common Stock of the Corporation.

PROXY
                    BERKSHIRE HATHAWAY INC.

       Annual Meeting of Shareholders to be held on May 6, 1996

     This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Marc D. Hamburg and Walter Scott, Jr., or either of them, as proxies, with power of substitution to each proxy and substitute, to vote the Common Stock of the undersigned at the 1996 Annual Meeting of Shareholders of Berkshire Hathaway Inc. and at any adjournment thereof, as indicated on the reverse hereof on the proposal for Election of Directors and amendment of the Restated Certificate of Incorporation described in the Notice and Proxy Statement for such meeting and as said proxies may determine in the exercise of their best judgment on any other matters which may properly come before the meeting.

     IF PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NOT SPECIFIED, WILL BE VOTED FOR ELECTING ALL
NOMINEES AND AMENDING THE RESTATED CERTIFICATE OF INCORPORATION.

        PLEASE SIGN ON REVERSE SIDE AND MAIL PROMPTLY
                   IN THE ENCLOSED ENVELOPE

                                                      SEE REVERSE
                                                        SIDE

   [x] Please mark
       votes as in
       this example.


1. Election of Directors:
Nominees:  Warren E. Buffett, Charles T. Munger,
Susan T. Buffett, Howard G. Buffett,
Malcolm G. Chace, III and Walter Scott, Jr.

        [ ]   FOR               [ ]   WITHHELD
              ALL                     FROM ALL
              NOMINEES                NOMINEES

[ ]
________________________________________________
For, except vote withheld from the above nominee(s).

2. Proposed amendment of the Corporation's Restated Certificate of Incorporation creating a new class of Class B Common Stock, redesignating the current stock as Class A Common Stock and making each share of Class A Common Stock convertible into thirty shares of Class B Common Stock.

FOR      AGAINST   ABSTAIN
[ ]        [ ]       [ ]

MARK HERE
FOR ADDRESS
CHANGE AND
NOTE AT LEFT   [ ]

Please sign exactly as your name appears. If acting as attorney, executor, trustee or in representative capacity, sign name and title.

Signature: ______________________________Date _____________
Signature: ______________________________Date _____________